Exhibit 99a

                             NICOLAZZO & ASSOCIATES

FOR IMMEDIATE RELEASE              Contact:  Richard E. Nicolazzo
                                             Dick Gaines
                                             Nicolazzo & Associates
                                             617/227-4150

                           SOUTH BOSTON SAVINGS BANK
                    AGREES TO SELL COMMERCIAL LOAN PORTFOLIO

   BOSTON, MA, February 8, 1996 -- South Boston Savings Bank has agreed to sell its approximately $150 million commercial real estate loan portfolio to BlackRock Capital Finance L.P., it was announced today.

   The sale of the portfolio is a pre-condition to the pending acquisition of South Boston Savings Bank's parent, The Boston Bancorp (NASDAQ:SBOS), by Bank of Boston Corporation (NYSE:BKB). The Bank of Boston transaction was announced October 11, 1995.

   BlackRock Capital Finance L.P. and its affiliates have over $560 million of capital available to acquire real estate debt. The capital is managed by BlackRock Financial Management, Inc. located in New York City, which is an investment management company affiliated with PNC Bank, N.A., one of the nation's largest banks.

   The sale is expected to yield South Boston Savings Bank an aggregate purchase price, before expenses, equal to 87 percent of the unpaid balance of the portfolio as of January 31, 1996, subject to adjustments. South Boston Savings Bank does not expect a material gain or loss from the sale.

   As part of the transaction, BlackRock Capital Finance L.P. has agreed to establish a commercial loan production and customer service office to service the needs of borrowers in the Greater Boston area. The agreement permits South Boston Savings Bank, in conjunction with BlackRock Capital Finance L.P., to continue its current commercial loan modification program until the portfolio sale is completed.

   Unless waived by South Boston Savings Bank, the sale of the loan portfolio is subject to approval by The Boston Bancorp's stockholders of the acquisition by Bank of Boston Corporation. The portfolio sale, expected to be completed in the spring, is also subject to customary closing conditions.

   "This is a positive situation all around," said Robert E. Lee, Chairman, President and CEO of The Boston Bancorp.


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   "It's a positive for our customers because their business is being obtained by a first-rate financial organization that has made a commitment to expand the availability of credit in the market we serve," Lee said.

   "It's also a positive for the stockholders because we obtained a good price for the portfolio, and we have enabled stockholders to vote on the Bank of Boston acquisition without concern for how the sale of this portfolio will affect the value they receive in the Bank of Boston transaction," Lee added.

   The Boston Bancorp is the holding company for the South Boston Savings Bank, a state-chartered stock savings bank based in South Boston, Massachusetts. The bank has full-service offices in South Boston, Dorchester, Quincy, North Quincy, Weymouth, Needham and West Roxbury.







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